Exhibit 99.2

NEWS RELEASE

Contacts:

Layne Christensen Company	The Equity Group Inc.
Jerry W. Fanska	Devin Sullivan
Sr. Vice President Finance	Sr. Vice President
913-677-6858	212-836-9608
jerry.fanska@layne.com	dsullivan@equityny.com

Jenny Caulk	Thomas Mei
Corporate Communications Manager	Account Executive
913-677-6852	212-836-9614
jenny.caulk@layne.com	tmei@equityny.com

FOR IMMEDIATE RELEASE

Layne Christensen Announces $80 Million Heavy Civil Construction Project

Mission Woods, Kansas – March 6, 2013 -- Layne Christensen Company (Nasdaq: LAYN) (“Layne” or the “Company”) today announced that Layne Heavy Civil will design and construct a wastewater collection and transmission project for the Cudjoe Regional Wastewater System in Monroe County, Florida.  The agreement was signed with the Florida Keys Aqueduct Authority (“FKAA”), which is acting as the Program Manager on behalf of the Monroe County Commission, which is funding the project.

Engineering on this $80 million design-build project has commenced and construction is scheduled to begin in July 2013 and last for approximately two and one-half years.

The State of Florida mandated that all customers within Monroe County be connected to an advanced wastewater treatment facility before December 31, 2015. This project will help eliminate untreated wastewater effluent from polluting the nearshore waters of the Florida Keys.

The project - the single largest in terms of value and number of customers served ever undertaken by Monroe County – consists of wastewater service to the islands of Ramrod Key, Lower Sugarloaf Key, Little Torch Key, and Big Pine Key.  The collection system includes approximately 500,000 linear feet of gravity sewer and low-pressure grinder sewer, with 40 neighborhood lift stations that serve approximately 4,500 customers.  The transmission system consists of four master pump stations and PVC and HDPE pipeline laid along US Highway 1.  Wastewater is being transferred to the central Cudjoe Treatment Facility, currently under construction.

Layne Heavy Civil was selected in a two-stage procurement process over three other proposals by a joint committee made up of County and FKAA officials. Layne Heavy Civil will implement the project using a combination of its own forces as well as local and regional small and minority businesses to meet FKAA participation goals.

Rene Robichaud, Chief Executive Officer of Layne, stated, “We are honored to have been selected to design and construct this landmark project for the people of Monroe County. Our Heavy Civil team continues to work very closely with Layne’s executives across all divisions to identify and secure solutions-based project opportunities.”

"Monroe County is excited to partner with Layne in our largest and most complex sewer collection system project, and we look forward to its successful completion," said Roman Gastesi, County Administrator.

Layne Christensen Company
Layne is a global solutions provider to the world of essential natural resources – water, mineral and energy.  We offer innovative, sustainable products and services with an enduring commitment to safety, excellence, and integrity.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934.  Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management’s intentions, hopes, beliefs, expectations or predictions of the future.  Forward-looking statements can often be identified by the use of forward-looking terminology, such as “should,” “intended,” “continue,” “believe,” “may,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” “estimate” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to:  the outcome of the ongoing internal investigation into, among other things, the legality, under the FCPA and local laws, of certain payments to agents and other third parties interacting with  government officials in certain countries in Africa relating to the payment of taxes and the importing of equipment (including any government enforcement action which could arise out of the matters under review or that the matters under review may have resulted in a higher dollar amount of payments or may have a greater financial or business impact than management currently anticipates), prevailing prices for various commodities, unanticipated slowdowns in the Company’s major markets, the availability of credit, the risks and uncertainties normally incident to the construction industry, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected.  These forward-looking statements are made as of the date of this filing, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

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